                                                                    EXHIBIT 12.1

                        Computation of Ratio of Earnings
                                to Fixed Charges
                                   (Unaudited)
                          (in thousands, except ratios)

                                                                                                        For the Nine months
                                                        For the year ended December 31                  Ended September 30,
                                        ------------------------------------------------------------   ---------------------
                                          1996        1997         1998         1999         2000        2000         2001
                                        ---------   ---------    ---------    ---------    ---------   ---------   ---------
Net income (loss) before taxes          $   6,099   $ (10,354)   $ (49,361)   $  (3,126)   $  67,260   $  44,802   $  98,342

Interest expense                            2,774       5,635        8,323        9,207        9,731       8,454       4,483
                                        ---------   ---------    ---------    ---------    ---------   ---------   ---------
        Earnings                            8,873      (4,719)     (41,038)       6,081       76,991      53,256     102,825
                                        =========   =========    =========    =========    =========   =========   =========
Preferred dividends                            --          --           --           --           --          --         397

Ratio of pretax income to net income           --          --           --           --           --          --       1.574
                                        ---------   ---------    ---------    ---------    ---------   ---------   ---------
                                               --          --           --           --           --          --         625

Interest Expense                            2,774       5,635        8,323        9,207        9,731       8,454       4,483

Preferred dividend factor                      --          --           --           --           --          --         625
                                        ---------   ---------    ---------    ---------    ---------   ---------   ---------
        Fixed Charges                   $   2,774   $   5,635    $   8,323    $   9,207    $   9,731   $   8,454   $   5,108
                                        =========   =========    =========    =========    =========   =========   =========
Ratio of earnings to fixed charges           3.20          (1)          (1)          (1)        7.91        6.30       20.13
                                        =========   =========    =========    =========    =========   =========   =========

(1) Earnings were insufficient to cover fixed charges by $10,354,000, $49,361,000 and $3,126,000 for the years ended December 31, 1997, 1998 and 1999, respectively.